Exhibit 99


        The Middleby Corporation Announces Pricing of Secondary Offering

ELGIN, IL, July 15, 2005 --- The Middleby Corporation (NASDAQ:MIDD) announced today that it has priced the secondary offering of 1,213,375 shares of its common stock at $56.00 per share. All of the shares are being sold by certain stockholders controlled by either William F. Whitman, the former chairman of the board, or members of his family. The company will not sell any shares or receive any proceeds from the sale of stock by the selling stockholders in the offering.

The selling stockholders have granted the underwriters an option to purchase up to an additional 182,006 shares of common stock.

Lehman Brothers Inc. is the sole bookrunning manager for the offering.  Robert
W. Baird & Co. and Roth Capital Partners are acting as co-managers.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering of The Middleby Corporation's securities shall be made only by means of a prospectus contained in the registration statement filed with and declared effective on July 14, 2005 by the Securities and Exchange Commission. A copy of the final prospectus relating to the offering, when available, may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, monica_castillo@adp.com or at the Securities and Exchange Commission's website at www.sec.gov.

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The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets, distributes and services a broad line of equipment used for cooking and food preparation in commercial and institutional kitchens and restaurants throughout the world. For further information about The Middleby Corporation, visit www.middleby.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although The Middleby Corporation believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond The Middleby Corporation's ability to control or predict. Important factors that may cause actual results to differ materially and could impact The Middleby Corporation and the statements contained in this news release include market conditions that may affect the offering and other factors described in The Middleby Corporation's filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, The Middleby Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Middleby Corporation assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.